Exhibit 10.6
APPLIED DIGITAL SOLUTIONS, INC.
1690 South Congress Avenue, Suite 201
Delray Beach, Florida 33445
February 29, 2008
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445
Attention: President
Re: Agreement to Subordinate Loans and Repayment of Loans
Ladies and Gentlemen:
Reference is made to (a) the Commercial Loan Agreement dated as of December 27, 2005 by and between VeriChip Corporation (the “Company”) and Applied Digital Solutions, Inc. (“ADS”) (as amended, restated, modified and/or supplemented from time to time, the “ADS Loan Agreement”); (b) the Third Amended and Restated Revolving Line of Credit Note Working Capital dated as of February 8, 2007 from the Company in favor of ADS in the original principal amount of $14,500,000 (as amended, restated, modified and/or supplemented from time to time, the “ADS Note”); and (c) the Security Agreement dated as of December 27, 2005 by and between the Company and ADS (as amended, restated, modified and/or supplemented from time to time, the “ADS Security Agreement” and collectively with the ADS Loan Agreement, the ADS Note and all other instruments, documents and agreements related to each of the foregoing, the “ADS Loan Documents”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the ADS Loan Agreement.
The Company has requested ADS (i) consent to the Company, and its wholly-owned subsidiary Xmark Corporation, selling a Secured Term Note (the “Note Issuance”) to Valens Offshore SPV II, Corp. (“Valens Offshore II and collectively with any assignees of any interest in such Secured Term Note, the “Valens Entities”) and (ii) enter into a Subordination Agreement with LV Administrative Services, Inc. (“LV”), as the administrative and collateral agent for itself and the Valens Entities, in substantially the form attached hereto as Exhibit A (the “Subordination Agreement”). In order to induce ADS to grant its consent to such Note Issuance and to enter into the Subordination Agreement and in consideration therefor, the Company has agreed to prepay a portion of the loan owing from the Company to ADS under the ADS Loan Documents (the “ADS Indebtedness”) on the terms and conditions set forth below.
In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ADS and the Company hereby agree to, and acknowledge, the following:

1. ADS and the Company reaffirm that the ADS Security Agreement covers the Collateral (as such term is defined in the ADS Security Agreement), and, for the avoidance of any doubt, the Company reaffirms that that Collateral includes all of the Company’s right, title and interest which presently exists or hereafter arises in, to and under all the Company’s now owned and hereafter acquired ownership interests in any subsidiary; and all certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange for, or on account of, such interests and all proceeds of the foregoing, now or hereafter owned or acquired by the Company.  ADS and the Company affirm that this grant includes the Company’s 100% equity interest in Xmark Corporation evidenced by Stock Certificate No. 1 for 10,265,178 shares of common stock.  Upon repayment or termination of the financing provided to the Company by the Valens Entities, certificates or other evidence of such interests shall be immediately returned to ADS.
2. Subject to receipt of an acknowledgment copy of this letter, duly executed by an authorized officer of the Company, ADS hereby consents to the Note Issuance and agrees to execute and deliver the Subordination Agreement to LV.
3. Contemporaneously with the Note Issuance, the Company shall pay (a) to ADS, $5,230,000 and (b) to Valens Capital Management, LLC, on behalf of ADS, the sum of $70,000 to be credited against certain fees payable to Valens Capital Management, LLC in connection with the Note Issuance. Upon payment to ADS of the amount referenced in clause 3(a) above and Valens Capital Management, LLC’s receipt of the amount referred to in clause 3(b) above, an amount equal to the sum of such amounts shall be credited by ADS as a prepayment of the outstanding principal balance owing under the ADS Loan Documents and shall constitute a payment made to reduce the Outstanding Principal Amount as defined in, and for all purposes of, that certain Letter Agreement dated December 20, 2007 between the Company and ADS, a copy of which is attached hereto as Exhibit B (the “December 2007 Letter Agreement”). Until 5:00 p.m. EST on October 30, 2008, the Company shall have the right, exercisable in its sole discretion, to prepay in full the entire Outstanding Principal Amount (as defined in the December 2007 Letter Agreement) to ADS by paying to ADS $10 million, less the $500,000 paid pursuant to the December 2007 Letter Agreement, less $5,300,000 paid pursuant to this letter, less other principal payments made to reduce the Outstanding Principal Amount between the date of the December 2007 Letter Agreement and the date of such prepayment, plus any accrued and unpaid interest between October 1, 2007 and the date of such prepayment. As a result of the payment to ADS of the amount referenced in clause 3(a) above, the Company will not be required to make any further debt service payments under the ADS Loan Documents until September 1, 2009. Notwithstanding the foregoing and subject to the terms of the Subordination Agreement, ADS shall have the right to exercise any and all rights and remedies it may have against the Company should an Event of Default exist and be continuing under the ADS Loan Documents. Furthermore, ADS hereby authorizes and directs the Company to pay $3,000,000 of the amount to be paid to ADS under clause 3(a) above directly as follows: (i) $1,866,376 to Laurus Master Fund, Ltd. (“Laurus”), Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore I”) and PSource Structured Debt Limited (“PSource” and collectively with Laurus, Valens U.S. and Valens Offshore II, the “Laurus Note Holders”) to be applied against certain indebtedness owing by ADS to the Laurus Note Holders as evidenced by that certain Secured Term Note, dated as of August 24, 2006, issued by ADS in favor of Laurus (as amended, modified, restated and/or supplemented from time to time, the “2006 Laurus Note”) and all documents, instruments and agreements related thereto (the “Laurus Indebtedness”), and (ii) $1,133,624 to Kallina Corporation (“Kallina”), Valens U.S., Valens Offshore I, and Valens Offshore II (“Valens Offshore II” and collectively with Kallina and Valens U.S. and Valens Offshore I, the “Kallina Note Holders”), as evidenced by that certain Secured Term Note, dated as of August 31, 2007, issued by ADS in favor of Kallina (as amended, modified, restated and/or supplemented from time to time) and all documents, instruments and agreements related thereto (the “Kallina Indebtedness”).

4. Upon receipt by the Company of cash proceeds from any sale of Collateral in excess of $8,100,000 (each a “Significant Liquidity Event”), the Company shall, concurrently with the receipt of the cash proceeds from such Significant Liquidity Event, pay to ADS a portion of such cash proceeds equal to the lesser of (a) the then outstanding ADS Indebtedness, as payable in accordance with paragraph 3 above if paid prior to 5:00 p.m. EST on October 30, 2008, and (b) the difference between (i) the total amount of such cash proceeds less (ii) the aggregate amount of all of the then outstanding indebtedness and obligations owing by the Company to the Valens Entities in connection with the Note Issuance (“Excess Amount”), to be applied against the ADS Indebtedness, which shall be payable in accordance with paragraph 3 above if paid prior to 5:00 p.m. EST on October 30, 2008. The Company’s failure to repay the ADS Indebtedness with the Excess Amount within five (5) business days of the date on which a Significant Liquidity Event occurs shall constitute an Event of Default under the ADS Loan Agreement. Furthermore, ADS hereby authorizes and directs the Company to pay such amounts to be paid by the Company to ADS pursuant to this paragraph 4, up to the lesser of (a) the Excess Amount, (b) the aggregate amount of the then outstanding Laurus Indebtedness and Kallina Indebtedness, and (c) $3,000,000, directly pro rata to the Laurus Note Holders to be applied against the Laurus Indebtedness and to the Kallina Note Holders to be applied against the Kallina Indebtedness.
5. The Company acknowledges that the Kallina Note Holders, the Laurus Note Holders, and their affiliates, successors and assigns (collectively, “Intended Third Party Beneficiaries ”), shall derive substantial benefit from the repayment of the ADS Indebtedness as provided for in paragraphs 3 and 4 above and, with the Company’s consent and agreement, each are entitled to rely upon the Company’s agreement set forth in paragraph 3 above as an intended third party beneficiary thereof. As such, each Intended Third Party Beneficiary shall be able to exercise any and all rights to enforce such provision that are available at law and/or in equity including, without limitation, the right to bring an action to compel performance of such provision and/or to bring a suit for damages resulting from Company’s failure to perform its obligations herein.
6. The Company agrees to amend that certain Third Amended And Restated Revolving Line Of Credit Note Working Capital dated February 8, 2007 from the Company in favor of ADS to reduce the grace period from 30 days to 5 business days.
7. If an Event of Default (as such term is defined in that certain Secured Term Note dated February 28, 2008 in favor of the Valens Entities) occurs under the Note Issuance and such Event of Default, continues unremedied for the greater of (i) the applicable cure period, or (ii) a period of ten (10) days after the occurrence thereof, such Event of Default shall constitute an event of default under the ADS Loan Documents.
8. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

This letter agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Very truly yours, APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ Lorraine M. Breece
	Name:	Lorraine M. Breece
	Title:	Senior Vice President and Acting Chief Financial Officer

ACKNOWLEDGED AND AGREED TO
THIS 29th DAY OF FEBRUARY, 2008:

VERICHIP CORPORATION
By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	President and Chief Financial Officer

signature page to
applied digital solutions side letter